Exhibit 23.1

中正達會計師事務所有限公司 Centurion ZD CPA Limited Certified Public Accountants (Practising)

Unit 1304, 13/F., Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong 香港紅磡德豐街22號海濱廣場二期13樓1304室 Tel : (852) 2126 2388 Fax: (852) 2122 9078

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 dated November 5, 2018 of China Ceramics Co., Ltd., and its subsidiaries (collectively, the “Company”) of our report dated May 4, 2018, relating to the consolidated financial statements of the Company, which appears in the Annual Report on Form 20-F of the Company for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

We also consent to the reference of our Firm under the caption “Experts” in such Registration Statement.

/s/ Centurion ZD CPA Limited

Centurion ZD CPA Limited
Hong Kong, China
November 5, 2018